Exhibit 8.3

Lilium N.V. Claude Dornier Straße 1 Bldg. 335 82234 Wessling Germany

3 February 2023

German Tax Opinion

Dear Sir or Madam,

We are acting as legal advisor of Lilium N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands, registered with the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82165874, having its business address at Claude-Dornier Straße 1, Bldg. 335, 82234, Wessling, Germany (the Company), in respect of certain matters of German tax law in connection with the filing of a Form F-3 registration statement under the Securities Act of 1933, as amended, regarding the offer and sale from time to time by the shareholder of the Company named therein of up to 3,101,523 class A ordinary shares with a nominal value of EUR 0.12 each (the Class A Shares) prepared by the Company and filed with the United States Securities and Exchange Commission (the SEC) on 3 February 2023 (the Registration Statement).

In this capacity, we have been requested to provide a tax opinion regarding the section “Material German Tax Considerations” of the Registration Statement (the Opinion) which we provide below.

1.	Documents Reviewed

We have solely examined a scanned copy of the Registration Statement, as filed with the SEC on 3 February 2023.

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater Partnerschaftsgesellschaft mit beschränkter Berufshaftung (Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB) has its seat in Frankfurt am Main and is registered with the partnership register of the Amtsgericht Frankfurt am Main with registered number PR 2677. For further regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of all members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB is available on request. The reference to "partners" means members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB as well as consultants and employees of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB with equivalent standing and qualifications who are not members of the partnership.

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2.	Assumptions

In considering the documents provided to us and rendering this Opinion we have assumed without further inquiry that:

a)	all copies of documents provided to us conform to the relevant originals and that all documents submitted to us whether as originals or as copies are authentic, accurate and complete;

b)	the Company is, and will remain, solely resident in Germany for purposes of (i) the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and (ii) the German tax laws currently in force;

c)	there are no factual matters and documents not disclosed to us in the course of our examination that would affect any opinion expressed in this Opinion; and

d)	all factual matters identified in the Registration Statement are accurate and complete.

3.	Laws Considered

The undersigned is a member of the bar association (Rechtsanwaltskammer) in Munich, Germany, and licensed as an attorney (Rechtsanwalt) in Germany. This Opinion is, therefore, limited to matters of German law as presently in effect. We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

4.	Opinion Statement

Based upon and subject to the foregoing and the observations set out below, we are of the opinion that:

The statements set forth in the Registration Statement under the section with the caption “Material German Tax Considerations”, insofar as such statements purport to constitute a description or summary of the legal issues or legal provisions referred to therein, represent fair descriptions or summaries of such issues or provisions and are correct in all material respects.

5.	Observations

With your approval we have not been responsible for investigating or verifying the accuracy of any facts, or statements of foreign law, or the reasonableness of any statements of opinion or intention contained in the documents provided to us, or for verifying that no material facts or provisions have been omitted therefrom. Moreover, we have not conducted any investigation of factual matters for the purposes of this Opinion and our opinion does not purport to express or imply any opinion with regard to such matters. Nothing in this Opinion should be taken as expressing an opinion with respect to the representations and warranties or other factual statements contained in any of the documents referred to above.

All the (English) legal concepts and terms used in this Opinion are moreover deemed to refer to German legal concepts and should therefore be interpreted following the corresponding German tax concepts.

The opinions contained herein are expressions of professional judgement regarding the legal matters addressed and not guarantees that a court will reach any particular result.

This Opinion speaks as of its date only and we do not assume any obligation to update this Opinion or to inform you or any other addressee of this Opinion of any changes to any of the facts or laws or other matters referred to in this Opinion.

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6.	Benefit

This Opinion is rendered to you solely for your benefit in connection with the Registration Statement and may not, without our prior written consent, be circulated, disclosed, quoted, otherwise referred to or made available to third parties in any other matter or context whatsoever, save that this letter may be used (i) as required by law or regulation, (ii) if requested by any court or governmental or regulatory authority, or (iii) if deemed necessary by the addressee to establish a legal defence.

This Opinion may only be relied upon under the express condition that this Opinion and any issues of interpretation arising hereunder are governed by German law and any disputes between ourselves and the addressees hereof arising in connection with this Opinion will be brought before a German court. The courts of Frankfurt am Main shall have exclusive jurisdiction with respect to any matters of liability arising hereunder.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Dr. David Beutel

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB